EXHIBIT 10.1
RELEASE
     This agreement sets forth the mutual agreement of Dell Inc. for itself and its subsidiaries (collectively, “Dell”), and ____________(“Releasor”) regarding any and all claims Releasor may have against Dell. Releasor and Dell agree that this agreement is entered into as an amicable resolution of any and all matters arising between them.
     1. Consideration from Dell. Releasor acknowledges and agrees that Dell has no obligation to compensate Releasor with respect to any of Releasor’s expired Dell Inc. stock options. If Releasor signs and fully complies with this agreement and Releasor’s obligations in the agreement referenced in paragraph 4 below, Dell will pay Releasor $______(less applicable taxes and withholdings) within 45 calendar days after Dell files its fiscal 2007 Annual Report on Form 10-K with the United States Securities and Exchange Commission.
     2. Complete Release. Releasor fully releases Dell and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures and affiliates (and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates) (collectively, “Released Parties”), from any and all known or unknown claims or demands Releasor may have against any of them. Releasor expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against any Released Party arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Released Party and claims of express or implied past or future defamation by any Released Party), and any federal, state or other governmental statute, regulation or ordinance, including, without limitation, any claims which Releasor has or could have which in any way relate to any expired Dell stock option or other related matters.
     3. Non-Admission of Liability. Releasor and Dell understand and agree that they are entering into this agreement to, among other things, resolve any claims or differences that may exist between them. By entering into this agreement, neither Releasor nor Dell admits any liability or wrongdoing.
     4. Employment and Other Agreements. Releasor agrees that, except as otherwise provided in this agreement, the provisions of the employment agreement, stock option agreements, restricted stock agreements and any other agreements that Releasor previously entered into with Dell remain in full force and effect.
     5. Return of Monies. To protect Dell’s Confidential Information (as that term is defined in Releasor’s employment agreement), Dell’s goodwill, and other valuable assets, Releasor agrees that if Dell determines that Releasor engaged in Conduct Detrimental to Dell during Releasor’s employment or during the one year period following the termination of Releasor’s employment or during the one year period following Releasor’s receipt of the payment referenced in paragraph 1 (whichever is later), Releasor shall be required to return to Dell, upon demand, the gross amount specified in paragraph 1 above. Releasor understands and agrees that the return of the gross amount specified in paragraph 1 is in addition to and separate from any other relief available to Dell due to Releasor’s Conduct Detrimental to Dell. Releasor further understands and agrees that if Dell determines that Releasor engaged in Conduct Detrimental to Dell prior to the time of payment of the amount specified in paragraph 1, Dell will have no obligation to make such payment.

For purposes of this provision, “Conduct Detrimental to Dell” means:
a.	Releasor engages or engaged in serious misconduct (whether or not such serious misconduct is discovered by Dell prior to the termination of Releasor’s employment);

b.	Releasor breaches or breached Releasor’s obligations to Dell with respect to Dell Confidential Information or trade secrets;

c.	Releasor competes or has competed with Dell (as described below); or

d.	Releasor breaches or has breached Releasor’s promises regarding Nonsolicitation (as described in section 6 below).
For purposes of this provision, Releasor shall be deemed to “compete” with Dell if Releasor, directly or indirectly: (i) is a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below); (ii) is a partner or joint venture in any business or other enterprise or undertaking with a Direct Competitor; or (iii) works or performs services (including consulting or advisory services, or as a Board member) for a Direct Competitor that are similar in a material way to the services Releasor performed for Dell in the twelve months preceding the termination of Releasor’s employment in any geographic area where Dell materially conducts business.
Releasor understands and agrees that this provision does not prohibit Releasor from competing with Dell, but only requires return of the gross amount specified in paragraph 1 in the event of such competition.
“Direct Competitor” means any entity or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date of Releasor’s execution of this agreement or the date Releasor’s employment ends, whichever is later. By way of illustration, and not by limitation, the following companies are Direct Competitors of Dell: Hewlett-Packard, Lenovo, IBM, Gateway, Apple, Acer, EDS, EMC and CDW. Releasor understands and agrees that the foregoing list of Direct Competitors represents an example of companies which compete with Dell in a material way, and are thus considered Dell Direct Competitors, and that other entities may be considered or become Dell Direct Competitors.
In the event Releasor desires to perform services for an entity that may be deemed to be covered by the provisions above, Releasor agrees to seek a determination from Dell’s Senior Vice President of Human Resources as to whether Releasor would be providing services “for a Direct Competitor that are similar in a material way to the services Releasor performed for Dell in the twelve months preceding the termination of Releasor’s employment.” Releasor understands and agrees that the determination of Dell’s Senior Vice President of Human Resources will be final and binding.
     6. Nonsolicitation. During Releasor’s employment or during the one-year period following the termination of Releasor’s employment or during the one-year period following Releasor’s receipt of the payment referenced in paragraph 1 (whichever is later), Releasor will not, directly or indirectly solicit (or assist another in soliciting) for employment, consulting, or other service engagement any employee of Dell, or its subsidiaries or affiliates, or any person who was an employee of Dell, or its subsidiaries or affiliates, at any time during the last twelve months of Releasor’s employment. During Releasor’s employment or during the one-year period following the termination of Releasor’s employment or during the one-year period following Releasor’s receipt of the payment referenced in paragraph 1 (whichever is later), Releasor will not, directly or indirectly, advise, assist, attempt to influence, or otherwise induce or persuade (or assist another in advising, attempting to influence, or otherwise inducing or persuading) any person employed by Dell, or its subsidiaries or affiliates, to end his or her employment relationship with Dell, or its subsidiaries or affiliates.
     7. Confidentiality. Releasor agrees that, except as may be required by law, court order, or to enforce this agreement, Releasor will keep the terms, amount and fact of this agreement completely confidential. Notwithstanding the foregoing, Releasor may disclose pertinent information concerning this agreement to Releasor’s attorneys, tax advisors and financial planners, and Releasor’s spouse and other close family members, provided they have previously been informed of and have agreed to be bound by this confidentiality clause. Releasor understands and agrees that a breach of this confidentiality clause by any of the above named individuals will be deemed a breach of this agreement by Releasor.
     8. Non-disparagement. Releasor agrees that, except as may be required by law or court order, Releasor will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Dell or any other person or entity released herein. Releasor further agrees that Releasor will not voluntarily participate in, or aid or encourage any other party in connection with, any lawsuit or proceeding of any kind brought or asserted by any person or entity against Dell or any other person or entity released herein. Releasor’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision.
     9. Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF WILLIAMSON COUNTY, TEXAS.
     10. Severability. The fact that one or more paragraphs (or portion thereof) of this agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this agreement.
     If the foregoing accurately sets forth your agreement with Dell, please signify by signing below and returning this agreement to Brit Wittman within 14 days of receipt by faxing a signed copy of the agreement to 512-283-3353. If Dell has not received a signed copy of this agreement by that time, the offer reflected in this agreement will automatically terminate and expire without further notice from Dell.

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